EXHIBIT 23.1

              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors
Tompkins Trustco, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Tompkins Trustco, Inc. for the Dividend Reinvestment and Direct Stock Purchase and Sale Plan of our report dated February 27, 2004, with respect to the consolidated statements of financial condition of Tompkins Trustco, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2003, which report has been included in the December 31, 2003 annual report on Form 10-K of Tompkins Trustco, Inc.

                                               /s/ KPMG LLP

Syracuse, New York

November 19, 2004